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Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Pengrowth Energy Corporation

        We consent to the use of our audit report dated February 26, 2015, with respect to the consolidated financial statements of Pengrowth Energy Corporation which comprise the consolidated balance sheets as at December 31, 2014 and December 31, 2013, the consolidated statements of loss, cash flow and shareholders' equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated February 26, 2015 on the effectiveness of internal control over financial reporting, which are incorporated by reference in this Registration Statement on Form F-10 and to the reference to our firm under the heading "Interest of Experts" therein.

Chartered Accountants

May 21, 2015
Calgary, Canada

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  Exhibit 5.2